                                                                    EXHIBIT 10.1

                              DEBTOR-IN-POSSESSION
                           LOAN AND SECURITY AGREEMENT

                            GRYPHON MASTER FUND, L.P.
                                   THE LENDER

                             GADZOOKS, INC., DEBTOR
                                  THE BORROWER

                             As of October 29, 2004

                                Table of Contents

                                                                                  Page
                                                                                  ----
ARTICLE I             Definitions:..............................................    1

ARTICLE II            The LOAN:.................................................   12
   2.1      Advances............................................................   12
   2.2      Certification By the Borrower.......................................   12
   2.3      The Loan Account....................................................   13
   2.4      The Subordinated Note...............................................   13
   2.5      Payment of The Loan Account.........................................   14
   2.6      Interest on the Loan; Prepayment of Interest........................   14
   2.7      Lender's Discretion.................................................   14
   2.8      All Payments........................................................   15

ARTICLE III           Conditions Precedent:.....................................   15
   3.1      Corporate Due Diligence.............................................   15
   3.2      Plan................................................................   16
   3.3      Additional Documents And Information................................   16
   3.4      Officers' Certificates..............................................   16
   3.5      Borrowing Order.....................................................   17
   3.6      Representations and Warranties......................................   17
   3.7      All Fees and Expenses Paid..........................................   17
   3.8      Minimum Availability................................................   17
   3.9      Borrower Not In Default.............................................   17
   3.10     No Adverse Change...................................................   17
   3.11     Benefit of Conditions Precedent.....................................   17

ARTICLE IV            General Representations, Covenants and Warranties:........   18
   4.1      Payment and Performance of Liabilities..............................   18
   4.2      Due Organization....................................................   18
   4.3      Trade Names.........................................................   19
   4.4      Infrastructure......................................................   19
   4.5      Locations...........................................................   19
   4.6      Encumbrances........................................................   20
   4.7      Indebtedness........................................................   21
   4.8      Insurance...........................................................   21
   4.9      Licenses............................................................   22
   4.10     Leases..............................................................   22
   4.11     Requirements of Law.................................................   22
   4.12     Labor Relations.....................................................   22
   4.13     Maintain Properties.................................................   23
   4.14     Taxes...............................................................   23

                                Table of Contents
                                   (continued)

                                                                                  Page
   4.15     No Margin Stock.....................................................   24
   4.16     ERISA...............................................................   24
   4.17     Hazardous Materials.................................................   25
   4.18     Litigation..........................................................   25
   4.19     Dividends, Investments, Corporate Action. The Borrower shall not:...   25
   4.20     Loans...............................................................   26
   4.21     Protection of Assets................................................   26
   4.22     Line of Business....................................................   26
   4.23     Affiliate Transactions..............................................   27
   4.24     Further Assurances..................................................   27
   4.25     Adequacy of Disclosure..............................................   27
   4.26     No Restrictions on Liabilities......................................   28
   4.27     Priority of Liabilities.............................................   28
   4.28     Bankruptcy Case Covenants...........................................   28
   4.29     Other Covenants.....................................................   29
   4.30     Maintain Records....................................................   29
   4.31     Access to Records...................................................   30
   4.32     Immediate Notice to Lender..........................................   30
   4.33     Borrowing Base Certificate..........................................   31
   4.34     Weekly Reports......................................................   31
   4.35     Monthly Reports.....................................................   31
   4.36     Quarterly Reports...................................................   32
   4.37     Annual Reports......................................................   32
   4.38     Officers' Certificates..............................................   33
   4.39     Inventories, Appraisals, and Audits.................................   33
   4.40     Additional Financial Information....................................   34
   4.41     Financial Performance Covenants.....................................   34

ARTICLE V             Use of Collateral:........................................   35
   5.1      Use of  Inventory Collateral........................................   35
   5.2      Inventory Quality...................................................   35
   5.3      Adjustments and Allowances..........................................   35
   5.4      Validity of Accounts................................................   35
   5.5      Notification to Account Debtors.....................................   36

ARTICLE VI            Grant of Security Interest:...............................   36
   6.1      Grant of Security Interest..........................................   36
   6.2      Extent and Duration of Security Interest............................   37

ARTICLE VII           Lender As Borrower's Attorney-In-Fact:....................   37
   7.1      Appointment as Attorney-In-Fact.....................................   37
   7.2      No Obligation to Act................................................   38

                                Table of Contents
                                   (continued)

                                                                                  Page
ARTICLE VIII          Events of Default:........................................   38
   8.1      Failure to Pay the Loan.............................................   38
   8.2      Failure To Make Other Payments......................................   38
   8.3      Senior Loan Documents...............................................   38
   8.4      Failure to Perform Covenant or Liability(No Grace Period)...........   39
   8.5      Failure to Perform Covenant or Liability (Grace Period).............   39
   8.6      Misrepresentation...................................................   39
   8.7      Acceleration of Other Debt. Breach of Lease.........................   39
   8.8      Default Under Other Agreements......................................   39
   8.9      Uninsured Casualty Loss.............................................   39
   8.10     Attachment. Judgment. Restraint of Business.........................   39
   8.11     Indictment - Forfeiture.............................................   40
   8.12     Challenge to Loan Documents.........................................   40
   8.13     Change in Control...................................................   40
   8.14     Modification of Borrowing Order.....................................   40
   8.15     Appointment of Trustee or Examiner..................................   40
   8.16     Conversion of Bankruptcy Case.......................................   40
   8.17     Relief from Stay....................................................   41
   8.18     Super Priority Claim................................................   41
   8.19     Payment of Pre-Petition Indebtedness................................   41
   8.20     Adequate Protection to Third Parties................................   41
   8.21     Breach of Borrowing Order...........................................   41
   8.22     Adverse Bankruptcy Orders...........................................   41
   8.23     Confirmed Plan......................................................   41

ARTICLE IX            Rights and Remedies Upon Default:.........................   41
   9.1      Acceleration........................................................   41
   9.2      Rights of Enforcement...............................................   42
   9.3      Sale of Collateral..................................................   42
   9.4      Occupation of Business Location.....................................   43
   9.5      Grant of Nonexclusive License.......................................   43
   9.6      Assembly of Collateral..............................................   44
   9.7      Rights and Remedies.................................................   44
   9.8      Borrower's Exercise of Lender's Rights and Remedies.................   44

ARTICLE X             Notices:..................................................   45
   10.1     Notice Addresses....................................................   45
   10.2     Notice Given........................................................   45

ARTICLE XI            Term:.....................................................   46
   11.1     Termination of Agreement............................................   46
   11.2     Actions On Termination..............................................   46

                                Table of Contents
                                   (continued)

                                                                                  Page
ARTICLE XII           General:..................................................   47
   12.1     Protection of Collateral............................................   47
   12.2     Publicity...........................................................   47
   12.3     Successors and Assigns..............................................   47
   12.4     Severability........................................................   47
   12.5     Amendments..........................................................   47
   12.6     Power of Attorney...................................................   48
   12.7     Application of Proceeds.............................................   48
   12.8     Increased Costs.....................................................   48
   12.9     Costs and Expenses of the Lender....................................   49
   12.10    Copies and Facsimiles...............................................   49
   12.11    Texas Law...........................................................   49
   12.12    Consent to Jurisdiction.............................................   49
   12.13    Indemnification.....................................................   50
   12.14    Rules of Construction...............................................   50
   12.15    Intent..............................................................   52
   12.16    Participations......................................................   52
   12.17    Right of Set-Off....................................................   52
   12.18    Pledges To Federal Reserve Banks....................................   53
   12.19    Maximum Interest Rate...............................................   53
   12.20    Waivers.............................................................   53
   12.21    Subordination.......................................................   54

                                    EXHIBITS

Exhibit 2.4       :     Subordinated Note
Exhibit 4.2       :     Borrower's Organizational Information; Affiliates
Exhibit 4.3       :     Trade Names
Exhibit 4.5       :     Locations
Exhibit 4.6       :     Encumbrances
Exhibit 4.7       :     Indebtedness
Exhibit 4.8       :     Insurance
Exhibit 4.10      :     Capital Leases
Exhibit 4:14      :     Taxes
Exhibit 4.18      :     Litigation

DEBTOR-IN-POSSESSION                                   GRYPHON MASTER FUND, L.P.
LOAN AND SECURITY AGREEMENT                                           The Lender

                                                          As of October 29, 2004

THIS AGREEMENT is made between

      Gryphon Master Fund, L.P. (the "Lender"), a Bermuda limited partnership with offices at 100 Crescent Court, Suite 490, Dallas, Texas 75201,

      and

      Gadzooks, Inc. (the "Borrower"), a Texas corporation with its principal executive offices at 4121 International Parkway, Carrollton, Texas 75007, Debtor and Debtor-in-Possession

      in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

                                   WITNESSETH:

                                   ARTICLE I

                                  DEFINITIONS:

      As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

      "ACCOUNT DEBTOR": Has the meaning given that term in the UCC.

      "ACCOUNTS" AND "ACCOUNTS RECEIVABLE" include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) arising out of: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

      "AFFILIATE": The following:

            (a) With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or
      (iii) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

            (b) Any Person which: is a parent, brother-sister, subsidiary, or affiliate, of the Borrower; could have such enterprise's tax returns or financial statements consolidated with the Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; or controls or is controlled by the Borrower.

      "APPLICABLE LAW": As to any Person: (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

      "BANKRUPTCY CASE": The Chapter 11 case of Gadzooks, Inc. commenced on February 3 2004 currently pending in the Bankruptcy Court, Case No. 04-31486-HDH-11.

      "BANKRUPTCY CODE": Title 11, of the United States Code, as amended from time to time.

      "BANKRUPTCY COURT": The United States Bankruptcy Court for the Northern District of Texas (Dallas Division).

      "BANKRUPTCY RECOVERIES": Any claim or recovery realized by the Borrower or which the Borrower may be entitled to assert by reason of any avoidance or other power vested in or on behalf of the Borrower or the estate of the Borrower under Chapter 5 of the Bankruptcy Code.

      "BORROWER": Is defined in the Preamble.

      "BORROWING ORDER": An order (in form and substance acceptable to the Lender in its reasonable discretion) entered by the Bankruptcy Court in the Bankruptcy Case, which shall not have been stayed, modified in an adverse manner (as determined by the Lender in its reasonable discretion), or appealed from by any party in interest.

      "BUSINESS DAY": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Dallas, Texas generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Lender is not open to the general public to conduct business.

      "BUDGET": The Borrower's projected budget, initially for the period from the Petition Date through February 3, 2004, in form and substance satisfactory to the Lender, in the Lender's sole and exclusive discretion, reflecting on a line-item basis anticipated monthly cash receipts and expenditures for the subject period. On or before the tenth Business Day of each month, the Borrower shall provide the Lender with (i) a Variance Report (so-called) reflecting on a line-item basis the Borrower's actual cash receipts and disbursements for the period of the immediately preceding Budget and the percentage variance of the Borrower's actual results from those reflected in the immediately preceding Budget, along with management's explanation of such variance, and (ii) an extended Budget for the next succeeding month.

      "CAPITAL EXPENDITURES": The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

      "CAPITAL LEASE": Any lease which may be capitalized in accordance with GAAP.

      "CARVE OUT": The sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), subject to the terms and conditions of the Borrowing Order.

      "CHANGE IN CONTROL": The occurrence of any of the following:

            (a) The acquisition, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person other than Permitted Holders, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 50% or more of the issued and outstanding capital stock of the Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Borrower.

            (b) During any period of two consecutive years, individuals who at the beginning of such period were directors of the Borrower (the "Board of Directors") (together with (A) any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of the majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (B) any representative of a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors then in office.

      "CHATTEL PAPER": Has the meaning given that term in the UCC.

      "CLOSING STORES": Has the meaning given that term in the Senior Loan Agreement.

      "COLLATERAL": Is defined in Article 3.

      "COLLATERAL INTEREST": Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

      "COSTS OF COLLECTION": Includes, without limitation, all attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Lender's attorneys, and all reasonable out-of-pocket costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender, where such costs and expenses are directly or indirectly related to or in respect of the Lender's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender's Rights and Remedies and/or any of the rights and remedies of the Lender against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender's option may bear interest at the then effective Base Margin Rate.

      "CURE PAYMENTS": Any payments made by the Lender to cure any default(s) or Event(s) of Default under any of the Senior Loan Documents.

      "DEPOSIT ACCOUNT": Has the meaning given that term in the UCC and also includes all demand, time, savings, passbook, or similar accounts maintained with a bank.

      "DOCUMENTS": Has the meaning given that term in the UCC.

      "DOCUMENTS OF TITLE": Has the meaning given that term in the UCC.

      "EMPLOYEE BENEFIT PLAN": As defined in ERISA.

      "ENCUMBRANCE": A Collateral Interest or agreement to create or grant a Collateral Interest; the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

      "ENVIRONMENTAL LAWS": All of the following:

            (a) Applicable Law which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

            (b) The common law relating to damage to Persons or property from Hazardous Materials.

      "EQUIPMENT": Includes, without limitation, "equipment" as defined in the UCC, and also all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower's business, and any and all accessions or additions thereto, and substitutions therefor.

      "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE": Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under
Section 414 of the Internal Revenue Code of 1986, as amended.

      "EVENTS OF DEFAULT": Is defined in [ARTICLE VIII] herein.

      "EXECUTIVE OFFICER": Each of James A. Motley and Gerald Szczepanski, and any other Person who (without regard to title) is the successor to either of the foregoing or who exercises a substantial portion of the authority being exercised, at the execution of this Agreement, by any of the foregoing or a combination of such authority of more than one of the foregoing or who otherwise has Control of the Borrower.

      "FARM PRODUCTS": Has the meaning given that term in the UCC.

      "FINAL BORROWING ORDER": A Borrowing Order entered in the Bankruptcy Case after notice and a final hearing pursuant to Rule 4001(c) of the Federal Rules of Bankruptcy Procedure.

      "FISCAL": When followed by "month" or "quarter", the relevant fiscal period based on the Borrower's fiscal year and accounting conventions (e.g. reference to "Fiscal 2003" is to the fiscal month of the Borrower's fiscal year commencing in 2003). When followed by reference to a specific year, the fiscal year which begins in a month of the year to which reference is being made (e.g. if the Borrower's fiscal year ends in January 2004 reference to that year would be to the Borrower's "Fiscal 2003").

      "FIXTURES": Has the meaning given that term in the UCC.

      "GENERAL INTANGIBLES": Includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements, including without limitation, any federal tax refund due or to become due to the Borrower with respect to the Borrower's Fiscal 2003 tax return; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

      "GOODS": Has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or
(ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

      "HAZARDOUS MATERIALS": Any substance which is defined or regulated as a hazardous material in or under any Environmental Law.

      "INDEBTEDNESS": All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

            (a) In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

            (b) In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

            (c) In connection with the sale or discount of accounts receivable or chattel paper of such Person.

            (d) On account of deposits or advances.

            (e) As lessee under Capital Leases.

            (f) In connection with any sale and leaseback transaction.

                "Indebtedness" also includes:

                  (i) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

                  (ii) Any guaranty, endorsement, suretyship or other
            undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

                  (iii) The Indebtedness of a partnership or joint venture for which such Person is liable as a general partner or joint venturer.

      "IN DEFAULT": Any occurrence, circumstance, or state of facts with respect to the Borrower which is an Event of Default.

      "INDEMNIFIED PERSON": Is defined in [SECTION 12.13] hereof.

      "INITIAL LOAN ADVANCE": $3,000,000, as part of the Loan.

      "INSTRUMENTS": Has the meaning given that term in the UCC.

      "INTEREST PAYMENT DATE": The first day of each month; the Maturity Date; and the date of any payment of any principal amount of the Loan.

      "INTERIM BORROWING ORDER": A Borrowing Order in form as is acceptable to the Lender in its reasonable discretion which has been entered in the Bankruptcy Case prior to notice and a final hearing pursuant to Rule 4001(c) of the Federal Rules of Bankruptcy Procedure.

      "INVENTORY": Includes, without limitation, "inventory" as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents and Documents of Title which represent any of the foregoing.

      "INVESTMENT AGREEMENT": That certain Investment Agreement dated October 14, 2004, among Borrower and the several purchasers identified as signatories thereto (the "PURCHASERS"), as amended from time to time.

      "INVESTMENT PROPERTY": Has the meaning given that term in the UCC.

      "LEASE": Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

      "LEASEHOLD INTEREST": Any interest of the Borrower as lessee under any Lease.

      "LENDER": Is defined in the Preamble to this Agreement.

      "LENDER'S RIGHTS AND REMEDIES": Is defined in [SECTION 9.7] hereof.

      "LETTER-OF-CREDIT RIGHT": Has the meaning given that term in UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

      "LIABILITIES": Includes, without limitation or duplication, the following:

            (a) All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

                  (i) Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Lender, each of every kind, nature, and description, including, without limitation, the Subordinated Note.

                  (ii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against the Borrower.

                  (iii) All notes and other obligations of the Borrower now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

                  (iv) All interest, fees, and charges and other amounts which may be charged by the Lender to the Borrower and/or which may be due from the Borrower to the Lender from time to time.

                  (v) All costs and expenses incurred or paid by the Lender in respect of any agreement between the Borrower and the Lender or instrument furnished by the Borrower to the Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

                  (vi) Any and all covenants of the Borrower to or with the
            Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Lender or instrument furnished by the Borrower to the Lender.

                  (vii) Each of the foregoing as if each reference to the
            "Lender" were to each Affiliate of the Lender.

            (b) Any and all direct or indirect liabilities, debts, and obligations of the Borrower to or any Affiliate of the Borrower, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of the Borrower pursuant to this or any other Loan Document.

      "LOAN": Means the unpaid principal amount of all advances under the Subordinated Note.

      "LOAN ACCOUNT": Is defined in [SECTION 2.3] hereof.

      "LOAN ADVANCE": Any advance of funds as the Loan.

      "LOAN COMMITMENT": U.S.$5,000,000.00.

      "LOAN DOCUMENTS": This Agreement and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction contemplated herein, as each may be amended from time to time.

      "MATERIAL ACCOUNTING CHANGE": Any change in GAAP applicable to accounting periods subsequent to the Borrower's fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower's financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower's statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to this Agreement where such a breach would not have occurred if such change had not taken place or visa versa.

      "MATURITY DATE": The earlier to occur of (a) May 30, 2005, (b) confirmation by the Bankruptcy Court of a Plan or reorganization acceptable to Lender in its sole discretion, (c) any recapitalization, sale of any capital voting stock of Borrower or any sale of all or substantially all of the assets of Borrower, and (d) receipt of any proceeds from the consummation of any of the equity transactions contemplated by the Investment Agreement, and (e) acceleration, as provided in this Agreement.

      "PARTICIPANT": Is defined in [SECTION 12.16], hereof.

      "PAYMENT INTANGIBLE": As defined in the UCC and also any general intangible under which the Account Debtor's primary obligation is a monetary obligation.

      "PERMITTED ENCUMBRANCES": the following:

            Encumbrances in favor of the Lender.

            Encumbrances in favor of Senior Creditor.

            Those Encumbrances (if any) listed on [EXHIBIT 4.6], annexed hereto.

            Purchase money security interests in Equipment to secure Indebtedness otherwise permitted hereby.

            Encumbrances for taxes, assessments and governmental charges or levies to the extent not required to be paid.

            Encumbrances imposed by law or incurred pursuant to ordinary course of business contracts, such as landlords', materialmen's, mechanics', carriers', workmen's and repairmen's liens and other such similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

            Pledges or deposits to secure obligations under worker's compensation laws or similar legislation or to secure public or statutory obligations or other insurance related obligations (including, without limitation, pledges or deposits or other Encumbrances securing liability to insurance carriers under insurance or self-insurance arrangements.

            Zoning restrictions, easements, rights of way and other encumbrances on title to real property none of which, either individually or in the aggregate, would reasonably be expected to have a material adverse effect.

            Encumbrances of landlords or of mortgages of landlords arising by operation of law or pursuant to the terms of real property leases.

            Encumbrances to secure the performance of bids, tenders, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business.

            Licenses, sublicenses, leases and subleases granted to third parties in the ordinary course of business.

            Encumbrances arising from precautionary UCC financing statements regarding leases.

            Encumbrances arising out of consignment or similar arrangements for the sale of good entered into in the ordinary course of business.

            "PERMITTED INDEBTEDNESS": The following:

            Any Indebtedness on account of the Senior Loan.

            The Indebtedness (if any) listed on [EXHIBIT 4.7], annexed hereto.

            Indebtedness on account of Equipment acquired in compliance with the requirements of [SECTION 4.6], the incurrence of which would not otherwise be prohibited by this Agreement.

            Indebtedness not to exceed $1,000,000.00 in the aggregate at any one time.

            Indebtedness constituting ordinary trade indebtedness incurred in the normal course of the Borrower's business.

      "PERMITTED STORE CLOSING SALES": The scheduled permanent closing of each of the Closing Stores and the proposed sale of all Collateral located thereon through the retention by the Borrower of one or more professional retail liquidators, reasonably acceptable to the Lender, as approved by the Bankruptcy Court pursuant to the applicable provisions of the Bankruptcy Code.

      "PERSON": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

      "PETITION DATE": February 3, 2004.

      "PLAN": A plan filed in the Bankruptcy Case pursuant to Chapter 11 of the Bankruptcy Code, acceptable to the Purchasers (including the Lender) in the respective sole discretion of each.

      "PROCEEDS": Includes, without limitation, "Proceeds" as defined in the UCC and each type of property described in Section 31 hereof.

      "PROFESSIONAL EXPENSE RESERVE" means, as of any date of determination, the amount of reserves that the Lender has established (based upon the Lender's reasonable determination of the likely amount of Bankruptcy Court-approved professional fees and expenses) for professional services theretofore rendered or projected to be incurred in accordance with the Borrower's then most recent budget delivered to the Lender.

      "PURCHASERS": Has the meaning given such term in the definition of Investment Agreement.

      "RECEIPTS": All cash, cash equivalents, money, checks, credit card slips, receipts and other Proceeds from any sale of the Collateral.

      "RECEIVABLES COLLATERAL": That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, Payment Intangibles, Letter-of-Credit Rights, bankers' acceptances, and all other rights to payment.

      "REQUIREMENTS OF LAW": As to any Person:

            (a) Applicable Law.

            (b) That Person's organizational documents.

            (c) That Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

      "SENIOR CREDITOR": Wells.

      "SENIOR LOAN": All loan advances and liabilities of the Borrower to Wells under the Senior Loan Agreement.

      "SENIOR LOAN AGREEMENT": That certain Debtor-in-Possession Loan and Security Agreement dated as of February 3, 2004, between Wells and the Borrower.

      "SENIOR LOAN DOCUMENTS": Has the meaning given the term "Loan Documents" in the Senior Loan Agreement.

      "SUBORDINATED NOTE": As identified in [SECTION 2.4], and as renewed, extended, or otherwise modified from time to time.

      "SUBORDINATION AGREEMENT": That certain Subordination Agreement dated on or about the date of this Agreement among the Borrower, the Lender, and Wells.

      "TERMINATION DATE": The earliest of (a) the Maturity Date; or (b) the date of payment in full of the Liabilities.

      "UCC": The Uniform Commercial Code as in effect from time to time in Massachusetts.

      "WELLS": Wells Fargo Retail Finance, LLC.

                                   ARTICLE II

                                    THE LOAN:

      2.1 Advances. Subject to the provisions of this Agreement, the Lender will make the Initial Loan Advance to the Borrower on or about the date of this Agreement. Subsequent thereto, subject to the provisions of this Agreement, the Lender will make a second and final Loan Advance on the date of the Final Order issued in the Bankruptcy Court approving the transactions contemplated by this Agreement. The sum of the Initial Loan Advance and the second Loan Advance will not exceed $5,000,000. The Borrower will not be entitled to more than the two Loan Advances described in the preceding sentence.

      2.2 Certification By the Borrower. At the time of each Loan Advance, the Borrower shall be deemed to have certified to the Lender that as of the date of such advance, each of the following is true and correct:

            (a) There has been no material adverse change in the Borrower's financial condition from the most recent financial information furnished Lender pursuant to this Agreement.

            (b) All or a portion of any loan or advance so requested will be set aside by the Borrower to cover the Borrower's inventory purchases.

            (c) Each representation which is made herein or in any of the Loan Documents is then true and complete as of and as if made on the date of such request; provided that if such representation refers to a specific date, it shall be deemed to be true as of such date.

            (d) Unless accompanied by a written certificate of the Borrower's President or its Chief Financial Officer describing (in reasonable detail) the facts and circumstances thereof and the steps (if any) being taken to remedy such condition, that the Borrower is not In Default.

      2.3 The Loan Account.

            (a) An account ("LOAN ACCOUNT") shall be opened on the books of the Lender in which a record shall be kept of the initial loan advance made under this Agreement.

            (b) The Lender shall also keep a record (separate from the Loan Account, in such manner, as the Lender may from time to time elect) of all interest, fees, charges, costs, expenses, and other debits owed to the Lender on account of the Liabilities and of all credits against such amounts so owed.

            (c) All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender or is disgorged for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

            (d) Except as otherwise provided herein, all fees, charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand.

            (e) The Lender, without the request of the Borrower, may make such Cure Payments as the Lender elects to make, in its sole discretion. Such action on the part of the Lender shall not constitute a waiver of the Lender's rights and the Borrower's obligations under this Agreement. Any amount which is paid by the Lender as a Cure Payment shall constitute a portion of the Liabilities for all purposes, shall bear interest from the date of the Lender's payment thereof at the interest rate then and thereafter applicable to the Loan, and all Cure Payments are due and payable in full ON DEMAND.

            (f) Any statement rendered by the Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Lender with written objection thereto within thirty (30) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Lender's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

      2.4 The Subordinated Note. The Borrower's obligation to repay the Loan with interest as provided herein, shall be evidenced by a note (the "SUBORDINATED NOTE") in the form of [EXHIBIT 2.4], annexed hereto, executed by the Borrower. Neither the original nor a copy of the Subordinated Note shall be required, however, to establish or prove any Liability. In the event that the Subordinated Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Lender upon receipt of a lost note affidavit and an indemnity reasonably satisfactory to the Borrower.

      2.5 Payment of The Loan Account.

            (a) The Borrower may repay all or any portion of the principal balance of the Loan Account and other Liabilities from time to time until the Termination Date. The Borrower will not be entitled to reborrow any amounts so paid on the Loan Account.

            (b) The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

      2.6 Interest on the Loan; Prepayment of Interest.

            (a) The Loan shall bear interest at an annual rate of interest equal to the lesser of (a) seventeen percent (17%) per annum, and (b) the maximum rate of interest allowed under Applicable Law.

            (b) Following the occurrence and during the continuance of any Event of Default (and whether or not the Lender exercises the Lender's rights on account thereof), the Loan (and, as applicable, all other Liabilities) shall bear interest, at the option of the Lender at an annual rate of interest equal to the maximum rate of interest allowed under Applicable Law.

            (c) All accrued and unpaid interest on the Loan (and, as applicable, on any other Liabilities) shall be due and payable on each Interest Payment Date, commencing with the first Interest Payment Date next following the date of this Agreement.

      2.7 Lender's Discretion.

            (a) Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to the Lender's exercise of its judgment, in good faith (which shall be presumed), based upon such information of which that Person then has actual knowledge.

            (b) In the exercise of such discretion, the following may be taken into account.

                  (i) The reasonable anticipation: of an adverse change to the value of the Collateral; the enforceability of the Lender's Collateral Interests therein; or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender's realizing upon the Collateral and likely Costs of Collection).

                  (ii) The content, completeness, and accuracy of any report or financial information delivered to the Lender by or on behalf of the Borrower and the manner by such report or financial information was prepared.

                  (iii) The existence of circumstances suggest that the Borrower is In Default.

            (c) In the exercise of such discretion, the Lender also may take into account any of the following factors:

                  (i) The current financial and business climate of the industry in which the Borrower competes (having regard for the Borrower's position in that industry).

                  (ii) General macroeconomic conditions which have a material effect on the Borrower's cost structure.

                  (iii) Material changes in or to the mix of the Borrower's
            Inventory.

                  (iv) Seasonality with respect to the Borrower's Inventory and patterns of retail sales.

                  (v) Such other factors as the Lender reasonably determine as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.

            (d) The burden of establishing the failure of the Lender to have acted in a reasonable manner in the Lender's exercise of such discretion shall be the Borrower's.

      2.8 All Payments. All payments due hereunder from the Borrower to the Lender will be made by wire transfer to the Lender to such account(s) of the Lender as the Lender may from time to time advise the Borower.

                                  ARTICLE III

                              CONDITIONS PRECEDENT:

      As a condition to the effectiveness of this Agreement and the making of the Initial Loan Advance, each of the documents respectively described in Sections 3.1 through and including 3.4, (each in form and substance satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in Sections 3.5 through and including 3.10, shall have been satisfied. As a condition to the second (final) Loan Advance, all conditions to the Initial Loan Advance must be satisfied as of the date of the second Loan Advance, and the Final Borrowing Order shall have been entered in the Bankruptcy Case, authorizing the transitions contemplated by this Agreement.

      3.1 Corporate Due Diligence.

            (a) A Certificate of corporate good standing issued by the Secretary of State of Texas.

            (b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature the Borrower's business conducted or assets owned would require such qualification.

            (c) A Certificate the Borrower's Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

      3.2 Plan. No later than November 8, 2004, the Borrower shall have filed in the Bankruptcy Case a Plan acceptable to the Lender in its sole discretion.

      3.3 Additional Documents And Information. Such additional instruments, documents, reports, and information as the Lender or its counsel reasonably may require or request including, without limitation, the following, each of which shall be in form and substance acceptable to the Lender:

            (a) Current appraisal of the Borrower's Inventory, prepared by an appraisal firm acceptable to the Lender.

            (b) Budget, including monthly balance sheet, profit and loss statements, and cash flow analysis.

            (c) All Loan Documents, executed by each of the respective parties thereto.

            (d) Confirmation of filing of all necessary and appropriate Financing Statements and such other documents as may be required to perfect the Lender's security interest in the Collateral.

            (e) Confirmation of insurance.

            (f) The initial Budget.

            (g) The Subordination Agreement, executed by all parties thereto.

      3.4 Officers' Certificates. Certificates executed by the President and the Chief Financial Officer of the Borrower which state that

            (a) Such officer, acting on behalf of the Borrower, has reviewed each of the Loan Documents and has had the benefit of independent counsel (Attorneys Akin, Gump, Strauss, Hauer & Feld, LLP) of the Borrower's selection in connection with the review and negotiation of the Loan Documents. In particular, and without limiting the generality of such review, the following provisions of the Loan Documents have been brought to the attention of the undersigned by such counsel:

                  (i) The waiver of the right to a trial by jury in connection with controversies arising out of the loan arrangement contemplated by the Loan Documents.

                  (ii) The designation of, and submission to the exclusive
            jurisdiction and venue of, certain courts.

                  (iii) Various other waivers and indemnifications included
            therein.

                  (iv) The circumstances under which the Liabilities could be accelerated and the grace periods available with respect to certain Events of Default.

            (b) The representations and warranties made by the Borrower to the Lender in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

      3.5 Borrowing Order. There shall have been entered in the Bankruptcy Case an Interim Borrowing Order authorizing the lending transactions contemplated by this Agreement.

      3.6 Representations and Warranties. Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrower shall be true and complete as of the date as of which such representation or warranty was made.

      3.7 All Fees and Expenses Paid. All fees due prior to, at, or immediately after the funding under the Loan and all costs and expenses incurred by the Lender in connection with the establishment of the Loan contemplated hereby (including the fees and expenses of counsel to the Lender) shall have been paid in full. Without limitation, prior to execution of this Agreement, the Borrower shall have paid to Lender a commitment fee of $150,000.

      3.8 Minimum Availability. The Borrower's Availability (under, and as defined in the Senior Loan Agreement) at October 29, 2004, must be at least $1,000,000.00.

      3.9 Borrower Not In Default. The Borrower is not In Default under this Agreement, and is not "in default" under and no Event of Default shall exist (as such terms are used in) any of the Senior Loan Documents.

      3.10 No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrower's financial condition when compared to the most recent financial statements that the Lender has received for the Borrower, and there shall have been no material deviation from the Borrower's cash flow projections dated October 23, 2004.

      3.11 Benefit of Conditions Precedent. The conditions set forth in this
Article 3 are for the sole benefit of the Lender and may be waived by the Lender in whole or in part without prejudice to the Lender.

      No document shall be deemed delivered to the Lender until received and accepted by the Lender at its offices in Dallas, Texas. Under no circumstances shall this Agreement take effect until executed and accepted by the Lender at said offices.

                                   ARTICLE IV

               GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:

      To induce the Lender to provide the Loan the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

      4.1 Payment and Performance of Liabilities. The Borrower shall pay each payment Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

      4.2 Due Organization. Authorization. No Conflicts.

            (a) The Borrower presently is and shall hereafter remain in good standing as a Texas corporation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary, except where the failure to so qualify would have no more than a de minimis adverse effect on the business or a assets of the Borrower.

            (b) The Borrower's organizational identification number assigned to it by the Secretary of Sate of Texas is listed on [EXHIBIT 4.2], annexed hereto.

            (c) The Borrower shall not change its State of organization; any organizational identification number assigned to the Borrower by that State; or the Borrower's federal taxpayer identification number.

            (d) Each Affiliate is listed on [EXHIBIT 4.2]. The Borrower shall provide the Lender with prior written notice of any entity's becoming or ceasing to be an Affiliate.

            (e) The Borrower has all requisite power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

            (f) The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by the Borrower to secure the Liabilities); the Borrower's performance under those of the Loan Documents to which it is a party

                  (i) Have been duly authorized by all necessary action.

                  (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrower.

                  (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

            (g) The Loan Documents have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

      4.3 Trade Names.

            (a) [EXHIBIT 4.3], annexed hereto, is a listing of:

                  (i) All names under which the Borrower ever conducted its
            business.

                  (ii) All Persons with whom the Borrower ever consolidated or merged, or from whom the Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such Person's assets.

            (b) The Borrower will provide the Lender with not less than twenty-one (21) days prior written notice (with reasonable particularity) of any change to the Borrower's name from that under which the Borrower is conducting its business at the execution of this Agreement and will not effect such change unless the Borrower is then in compliance with all provisions of this Agreement.

      4.4 Infrastructure.

            (a) The Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement.

                  (i) The Borrower owns and possesses, or has the right to use
            (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower's conduct of the Borrower's business.

                  (ii) To the Borrower's knowledge, the conduct by the Borrower of the Borrower's business does not presently infringe (nor will the Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

      4.5 Locations.

            (a) The Collateral, and the books, records, and papers of Borrower's pertaining thereto, are kept and maintained solely at those locations which are listed on

      [EXHIBIT 4.5], annexed hereto, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that the Borrower owns the subject location) and of all service bureaus with which any such records are maintained.

            (b) The Borrower shall not remove any of the Collateral from those locations listed on [EXHIBIT 4.5] except for the following purposes:

                  (i) To accomplish sales of Inventory in the ordinary course of business.

                  (ii) To move Inventory from one such location to another such location.

                  (iii) To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

                  (iv) To accomplish sales of Inventory in connection with
            Permitted Store Closing Sales.

            (c) Except as provided below, the Borrower will not:

                  (i) Execute, alter, modify, or amend any Lease.

                  (ii) Commit to, or open or close any location at which the
            Borrower maintains, offers for sales, or stores any of the Collateral.

                  (iii) Notwithstanding the foregoing, during any Fiscal Year, the Borrower may (x) close existing locations in connection with Permitted Store Closing Sales, and (y) alter, modify, or amend an existing Lease, as approved by the Bankruptcy Court.

            (d) Except as otherwise disclosed pursuant to, or permitted by, this
      Section 4.5, no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

      4.6 Encumbrances.

            (a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances other than any Permitted Encumbrance.

            (b) The Borrower does not and shall not have, possession of any property on consignment to the Borrower.

            (c) The Borrower shall not acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:

                  (i) Equipment which is merely incidental to the conduct of the
            Borrower's business.

                  (ii) Equipment, the acquisition or right to use of which has been consented to by the Lender, which consent may be conditioned upon the Lender's receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Lender.

      4.7 Indebtedness. The Borrower does not and shall not hereafter have any Indebtedness other than any Permitted Indebtedness.

      4.8 Insurance.

            (a) [EXHIBIT 4.8], annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.

            (b) The Borrower shall self-insure all Inventory and other property located in the Borrower's retail store locations, and otherwise shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as reasonably may be satisfactory to the Lender.

            (c) All insurance carried by the Borrower shall provide for a minimum of thirty (30) days' prior written notice of cancellation to the Lender and all such insurance which covers the Collateral shall

                  (i) Include an endorsement in favor of the Lender, which
            endorsement shall provide that the insurance, to the extent of the Lender's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy.

                  (ii) Not include an endorsement in favor of any other Person other than Senior Creditor.

            (d) The coverage reflected on [EXHIBIT 4.8] presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

            (e) The Borrower shall furnish the Lender from time to time with certificates or other evidence satisfactory to the Lender regarding compliance by the Borrower with the foregoing requirements.

            (f) In the event of the failure by the Borrower to maintain insurance as required herein, the Lender, at its option and the Borrower's expense, may obtain such insurance at the expense of the Borrower, provided, however, the Lender's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have maintained such insurance.

      4.9 Licenses.

      Each license, distributorship, franchise, and similar agreement issued to, or to which the Borrower is a party is in full force and effect. No party to any such license or agreement is in default or violation thereof. The Borrower has not received any notice or threat of cancellation of any such license or agreement.

      4.10 Leases. [EXHIBIT 4.10], annexed hereto, is a schedule of all presently effective Capital Leases. [EXHIBIT 4.10] includes a list of all other presently effective Leases). Each of such Leases and Capital Leases is in full force and effect. Other than as a result of the commencement of the Bankruptcy Case, no party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease. The Borrower has not received any notice or threat of cancellation of any such Lease or Capital Lease. The Borrower hereby authorizes the Lender at any time and from time to time to contact any of the Borrower's landlords in order to confirm the Borrower's continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower's occupancy under such Lease(s), as the Lender may determine.

      4.11 Requirements of Law. The Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance will not have more than a de minimis adverse effect on the Borrower's business or assets. The Borrower has not received any notice of any violation of any Requirement of Law (other than of a violation which has no more than a de minimis adverse effect on the Borrower's business or assets), which violation has not been cured or otherwise remedied.

      4.12 Labor Relations.

            (a) The Borrower has not been and is not presently a party to any collective bargaining or other labor contract.

            (b) There is not presently pending and, to the Borrower's knowledge, there is not threatened any of the following:

                  (i) Any strike, slowdown, picketing, work stoppage, or
            employee grievance process.

                  (ii) Any proceeding against or affecting the Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrower, which, if determined adversely to the Borrower could have more than a de minimis adverse effect on the Borrower.

                  (iii) Any lockout of any employees by the Borrower (and no such action is contemplated by the Borrower).

                  (iv) Any application for the certification of a collective bargaining agent.

            (c) No event has occurred or circumstance exists which could provide the basis for any work stoppage or other labor dispute.

            (d) The Borrower:

                  (i) Has complied in all material respects with all Applicable
            Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

                  (ii) Is not liable for the payment of more than a de minimis amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for the Borrower's failure to comply with any Applicable Law referenced in Section (i).

      4.13 Maintain Properties. The Borrower shall:

            (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

            (b) Not suffer or cause the waste or destruction of any material part of the Collateral.

            (c) Not use any of the Collateral in violation of any policy of insurance thereon.

            (d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

                  (i) The sale of Inventory in compliance with this Agreement.

                  (ii) The disposal of Equipment which is obsolete, worn out, or damaged beyond repair.

                  (iii) The sale of Inventory in connection with Permitted Store
            Closing Sales.

      4.14 Taxes.

            (a) With respect to the Borrower's federal, state, and local tax liability and obligations:

                  (i) The Borrower, in compliance with all Applicable Law, has properly filed all returns due to be filed up to the date of this Agreement.

                  (ii) Except as described on [EXHIBIT 4.14]:

                        (A) At no time has the Borrower received from any taxing
                  authority any request to perform any examination of or with respect to the Borrower nor any other written or verbal notice in any way relating to any claimed failure by the Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

                        (B) No agreement is extant which waives or extends any
                  statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes.

                        (C) No issue has been raised in any tax examination of
                  the Borrower which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority.

            (b) The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file (other than non-material failures to pay which are, once noted or brought to the Borrower's attention, promptly paid).

      4.15 No Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

      4.16 ERISA.

            (a) Neither the Borrower nor any ERISA Affiliate has ever:

                  (i) Violated or failed to be in full compliance with the
            Borrower's Employee Benefit Plan.

                  (ii) Failed timely to file all reports and filings required by
            ERISA to be filed by the Borrower.

                  (iii) Engaged in any nonexempt "prohibited transactions" or
            "reportable events" (respectively as described in ERISA).

                  (iv) Engaged in, or committed, any act such that a tax or
            penalty reasonably could be imposed upon the Borrower on account thereof pursuant to ERISA.

                  (v) Accumulate any material cumulative funding deficiency
            within the meaning of ERISA.

                  (vi) Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.

                  (vii) Been a member of, contributed to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

            (b) Neither the Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section (a).

      4.17 Hazardous Materials.

            (a) The Borrower has never: (i) been legally responsible for any release or threat of release of any Hazardous Material or (ii) received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which the Borrower would be responsible.

            (b) The Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of the Borrower's business and in compliance with all Environmental Laws.

      4.18 Litigation. Except as described in [EXHIBIT 4.18], annexed hereto, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which, if determined adversely to the Borrower, would have more than a de minimis adverse effect upon the Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

      4.19 Dividends, Investments, Corporate Action. The Borrower shall not:

            (a) Pay any cash dividend or make any other distribution in respect of any class of the Borrower's capital stock.

            (b) Make any payment on account of any Indebtedness other than payment of the Liabilities and Permitted Indebtedness.

            (c) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any Person.

            (d) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

            (e) Consolidate any of the Borrower's operations with those of any other Person.

            (f) Organize or create any Affiliate.

            (g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

            (h) Acquire any assets other than in the ordinary course and conduct of the Borrower's business as conducted at the execution of this Agreement.

      4.20 Loans. The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

            (a) Advance payments made to the Borrower's suppliers in the ordinary course.

            (b) Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

      4.21 Protection of Assets. The Lender, in the Lender's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this Section 4.21.

      4.22 Line of Business. The Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto. In this regard, the Lender acknowledges the Borrower's intention, as set forth in the Budget, to liquidate its Inventory consisting of "young men's apparel" and related accessories, footwear, and other items, and to cease its operations in that segment of the market.

      4.23 Affiliate Transactions. The Borrower shall not make any payment, nor give any value to any Affiliate except for goods and services actually purchased by the Borrower from, or sold by the Borrower to, such Affiliate for a price and on terms which shall

            (a) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

            (b) be no less favorable to the Borrower than those which would have been charged and imposed in an arms length transaction.

      4.24 Further Assurances.

            (a) The Borrower is not the owner of, nor has it any interest in, any property or asset which not be subject to a perfected Collateral Interest in favor of the Lender (subject only to Permitted Encumbrances) to secure the Liabilities.

            (b) The Borrower will not hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Lender to secure the Liabilities (subject only to Permitted Encumbrances).

            (c) The Borrower shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender's Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be required by the Lender with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

            (d) The Borrower hereby designates the Lender as and for the Borrower's true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Lender's Collateral Interests in the Collateral.

            (e) This Agreement constitutes an authenticated record which authorizes the Lender to file such financing statements as the Lender determines as appropriate to perfect or protect the Collateral Interests created by this Agreement.

            (f) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.24 shall be sufficient for filing to perfect the security interests granted herein.

      4.25 Adequacy of Disclosure.

            (a) All financial statements furnished to the Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered (provided however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes).

            (b) The Borrower does not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrower's financial statements furnished to the Lender prior to the execution of this Agreement.

            (c) No document, instrument, agreement, or paper now or hereafter given to the Lender by or on behalf of the Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to the Borrower which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of the Borrower or any such guarantor which has not been disclosed in writing to the Lender.

      4.26 No Restrictions on Liabilities. The Borrower shall not enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, the Borrower's:

            (a) Creation of, and granting of Collateral Interests in favor of the Lender.

            (b) Incurrence of Liabilities.

      4.27 Priority of Liabilities. Subject only to the Carve Out, the Liabilities of the Borrower hereunder and under the other Loan Documents constitute allowed administrative expense claims in the Bankruptcy Case pursuant to Sections 364(c)(1), (2), and (3) and 364(d) of the Bankruptcy Code and each Borrowing Order, having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

      4.28 Bankruptcy Case Covenants. The Borrower shall not seek, consent to, or permit to be entered, occur, or exist any of the following:

            (a) The entry of any order in the Bankruptcy Case which modifies, stays, vacates, or amends all or any portion of any Borrowing Order, without the consent of the Lender;

            (b) A priority claim or administrative expense or unsecured claim against the Borrower (whether as of the Petition Date or hereafter arising, of any kind or nature whatsoever, including without limitation, any administrative expense of the kind specified in Sections 105, 326, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), or 1114
      of the Bankruptcy Code) with equal or superior priority to the priority of the claim of the Lender in respect of the Liabilities, other than with respect to the Carve Out;

            (c) Other than as expressly set forth in the Interim Order, any lien on, or security interest in any of the Collateral with equal or superior priority to the priority of the security interest of the Lender, other than with respect to the Carve Out;

            (d) Any order which authorizes the return of any of the Borrower's property pursuant to Section 546(g)* of the Bankruptcy Code; or

            (e) Any order seeking authority for or on behalf of the Borrower or the Borrower's estate to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or to refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

      4.29 Other Covenants. The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

FINANCIAL REPORTING:

      4.30 Maintain Records. The Borrower shall:

            (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's financial transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

            (b) Timely provide the Lender with those financial reports, statements, and schedules required by this Article 4 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and the results of operations for, the period(s) covered therein.

            (c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

            (d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender.

            (e) Not change the Borrower's fiscal year.

      4.31 Access to Records.

            (a) The Borrower shall accord the Lender with access from time to time as the Lender may require to all properties owned by or over which the Borrower has control. The Lender shall have the right, and the Borrower will permit the Lender from time to time as Lender may request, to commence during normal business hours to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Lender. All such information obtained by the Lender shall be kept confidential, subject to the requirements of Applicable Law.

            (b) The Borrower hereby authorizes the Lender to:

                  (i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Lender with respect thereto.

                  (ii) Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Collateral.

            (c) The Lender from time to time may designate one or more representatives to exercise the Lender's rights under this Section 4.31 as fully as if the Lender were doing so.

      4.32 Immediate Notice to Lender.

            (a) The Borrower shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

                  (i) Any change in the Borrower's President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

                  (ii) Except as permitted in the Bankruptcy Case pursuant to the Bankruptcy Code, any ceasing of the Borrower's making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of a de minimis dispute).

                  (iii) Except as permitted in the Bankruptcy Case pursuant to the Bankruptcy Code, any failure by the Borrower to pay rent at any of the Borrower's locations.

                  (iv) Except as permitted in the Bankruptcy Case pursuant to the Bankruptcy Code, any material adverse change in the business, operations, or financial affairs of the Borrower.

                  (v) The Borrower's becoming In Default.

                  (vi) Any intention on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 121(d)).

                  (vii) Any litigation which, if determined adversely to the
            Borrower, would reasonably be expected to have a material adverse effect on the financial condition of the Borrower.

            (b) The Borrower shall:

                  (i) Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders).

                  (ii) Add the Lender as an addressee on all mailing lists
            maintained by or for the Borrower.

                  (iii) At the request of the Lender, from time to time, provide the Lender with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

                  (iv) Provide the Lender, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

      4.33 Borrowing Base Certificate. The Borrower shall provide the Lender simultaneously with the submission of any request for a loan, advance, or any other financial accommodation with a copy of the Borrowing Base Certificate (as defined in the Senior Loan Agreement) that is submitted to Senior Creditor. Such Certificate may be sent to the Lender by facsimile transmission.

      4.34 Weekly Reports. In addition to the Budget, the Borrower shall weekly, on Tuesday of each week (as of the then immediately preceding Saturday), provide the Lender with a sales audit report and the flash collateral report that is submitted to Senior Creditor. Such report may be sent to the Lender by facsimile transmission.

      4.35 Monthly Reports. Concurrently with its submission to the Senior Creditor of such documents, the Borrower shall provide the Lender with copies of those financial statements and reports required to be submitted to Senior Creditor under the Senior Loan Agreement, as well as each of the following:

            (a) A rolling 13-week cash flow projection, including a comparison of projected-to-actual cash flow for the then prior month.

            (b) All reports required to be provided to the Office of the United States Trustee in accordance with the Operating Instructions Reporting Requirements.

      4.36 Quarterly Reports. Quarterly, within Forty Five (45) days following the end of each of the Borrower's first three fiscal quarters, the Borrower shall provide the Lender with the following:

            (a) An original counterpart of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a "consolidated" basis), and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Budget.

            (b) A copy of the officer's compliance certificate that is submitted to Senior Creditor for such quarter.

      4.37 Annual Reports.

            (a) Annually, within ninety (90) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Lender with the following:

                  (i) An original signed counterpart of the Borrower's annual financial statement, which statement shall have been prepared by, and bear the opinion of, the Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows.

                  (ii) A copy of the officer's compliance certificate that is submitted to Senior Creditor for such fiscal year.

            (b) No later than the earlier of Fifteen (15) days prior to the end of each of the Borrower's fiscal years or the date on which such accountants commence their work on the preparation of the Borrower's annual financial statement, the Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Lender) that:

                  (i) Such annual financial statement will be delivered by the
            Borrower to the Lender.

                  (ii) The Borrower has been advised that the Lender will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

      4.38 Officers' Certificates. The Borrower shall cause either the Borrower's President or its Chief Financial Officer, in each instance, to provide such Person's Certificate with those monthly financial statements to be provided within thirty (30) days of the end of each month and with those to be provided quarterly and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

            (a) Indicate that the financial information contained therein fairly presents in all material respects the financial condition, results of operations, and cash flows (to the extent a cash flow statement is presented) as of, and for, the periods presented.

            (b) Indicate either that (i) the Borrower is not In Default, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

      4.39 Inventories, Appraisals, and Audits.

            (a) The Lender, at the expense of the Borrower in each instance after the occurrence and during the continuance of an Event of Default, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.

            (b) The Borrower, at its own expense, shall cause not less than two
      (2) physical inventories to be undertaken in each twelve (12) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Lender's discretion) conducted by such inventory takers as are satisfactory to the Lender and following such methodology as may be satisfactory to the Senior Creditor. Notwithstanding the foregoing, the Borrower may notify the Lender that the Borrower only intends to conduct one (1) such physical inventory during a particular period, in which event, no second inventory shall be undertaken, unless the Lender reasonably determines, in the Lender's discretion, that a second inventory should be undertaken, in which event, it shall be undertaken by the Borrower.

                  (i) The Borrower shall provide the Lender with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) within thirty (30) days following the completion of such inventory.

                  (ii) The Borrower, within thirty (30) days following the
            completion of such inventory, shall provide the Lender with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) and shall post such results to the Borrower's stock ledger and, as applicable to the Borrower's other financial books and records .

                  (iii) The Lender, in its discretion from and after the
            occurrence and during the continuance of any Event of Default, may cause such additional inventories to be taken as the Lender determines.

            (c) If Senior Creditor obtains an appraisal of Collateral and does not share such appraisal with the Lender, the Lender may obtain one appraisal of the Collateral prior to the Maturity Date, conducted by such appraisers as are satisfactory to the Lender.

            (d) The Lender contemplates conducting Two (2) commercial finance field examinations of the Borrower's books and records during any twelve
      (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits during such period.

      4.40 Additional Financial Information.

            (a) In addition to all other information required to be provided pursuant to this Article 4, the Borrower promptly shall provide the Lender (and any guarantor of the Liabilities), with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Lender may from time to time request from the Borrower.

            (b) The Borrower may provide the Lender, from time to time hereafter, with updated forecasts of the Borrower's anticipated performance and operating results.

            (c) In all events, the Borrower, no sooner than Ninety (90) nor later than Sixty (60) days prior to the end of each of the Borrower's fiscal years, shall provide the Lender with an updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrower's then current practices.

            (d) The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Lender may obtain, develop, or receive with respect to the Borrower are confidential to the Lender and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom. In this regard, upon execution by the Borrower and delivery to the Lender of an appropriate waiver, the Lender shall deliver to the Borrower a copy of the appraisals obtained by the Lender.

      4.41 Financial Performance Covenants. The Borrower shall observe and comply with each of the financial performance covenants set forth in the Senior Loan Agreement.

                                   ARTICLE V

                               USE OF COLLATERAL:

      5.1 Use of Inventory Collateral.

            (a) Except with respect to Permitted Store Closing Sales, the Borrower shall not engage in any of the following with respect to its
      Inventory:

                  (i) Any sale other than for fair consideration in the conduct of the Borrower's business in the ordinary course.

                  (ii) Sales or other dispositions to creditors.

                  (iii) Sales or other dispositions in bulk.

                  (iv) Sales of any Collateral in breach of any provision of this Agreement.

            (b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Lender.

            (c) The Borrower shall not consent to the return of any item of Collateral pursuant to Section 546(g) of the Bankruptcy Code.

      5.2 Inventory Quality. All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

      5.3 Adjustments and Allowances. The Borrower may grant such allowances or other adjustments to the Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Lender's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this Section 13 may be limited or terminated by the Lender at any time in the Lender's discretion.

      5.4 Validity of Accounts.

            (a) The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower.

            (b) Except as has it has occurred in the ordinary course of the Borrower's business, the Borrower has no knowledge of any impairment of the validity or collectibility of any of the Accounts. The Borrower shall notify the Lender of any such impairment immediately after the Borrower becomes aware of any such impairment.

      5.5 Notification to Account Debtors. From and after the occurrence and during the continuance of an Event of Default, the Lender shall have the right to notify any of the Borrower's Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

                                   ARTICLE VI

                           GRANT OF SECURITY INTEREST:

      6.1 Grant of Security Interest. To secure the Borrower's prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrower hereby grants to the Lender a continuing security interest in and to, and assigns to the Lender, subject to the Carve Out, the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the "COLLATERAL"):

            (a) All Accounts and accounts receivable.

            (b) All Inventory.

            (c) All General Intangibles.

            (d) All Equipment.

            (e) All Goods.

            (f) All Farm Products.

            (g) All Fixtures.

            (h) All Chattel Paper.

            (i) All Letter-of-Credit Rights.

            (j) All Payment Intangibles.

            (k) All Supporting Obligations.

            (l) All books, records, and information relating to the Collateral and/or to the operation of the Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

            (m) All Leasehold Interests.

            (n) All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property.

            (o) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing. ( through ) or otherwise.

            (p) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ( through ), including the right of stoppage in transit.

      6.2 Extent and Duration of Security Interest.

            (a) The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Lender and shall continue in full force and effect applicable to all Liabilities until both

                  (i) all Liabilities have been paid and/or satisfied in full;
            and

                  (ii) the security interest created herein is specifically
            terminated in writing by a duly authorized officer of the Lender.

            (b) It is intended that the Collateral Interests created herein extend to and cover all assets of the Borrower, other than Bankruptcy Recoveries.

                                  ARTICLE VII

                     LENDER AS BORROWER'S ATTORNEY-IN-FACT:

      7.1 Appointment as Attorney-In-Fact. The Borrower hereby irrevocably constitutes and appoints the Lender (acting through any officer of the Lender) as the Borrower's true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Lender. The rights and powers granted the Lender by this appointment include but are not limited to the right and power to:

            (a) Prosecute, defend, compromise, or release any action relating to the Collateral.

            (b) Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Lender shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy or receiver of the Borrower, or other legal representative of the Borrower whom the Lender determines to be the appropriate person to whom to so turn over such mail.

            (c) Endorse the name of the Borrower in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

            (d) Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

            (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.

            (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

            (g) Use, license or transfer any or all General Intangibles of the Borrower.

      7.2 No Obligation to Act. The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 41 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

                                  ARTICLE VIII

                               EVENTS OF DEFAULT:

      The occurrence of any event described in this Article 8 shall constitute an "Event of Default" herein. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and the Borrower and instruments and papers heretofore, now, or hereafter given the Lender by the Borrower.

      8.1 Failure to Pay the Loan. The failure by the Borrower to pay when due any principal of, interest on, or fees in respect of, the Loan or any Liabilities.

      8.2 Failure To Make Other Payments. The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Loan or any Liaiblities.

      8.3 Senior Loan Documents. The existence of any Event of Default, or if Borrower should be "in default," under any of the Senior Loan Documents.

      8.4 Failure to Perform Covenant or Liability(No Grace Period). The material failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any material covenant or Liability included in any of the following provisions hereof (unless (to the extent applicable) any such failure to pay is due to the existence of a good faith dispute which is being contested and diligently pursued by the Borrower) :

Section           Relates to:
-------           ----------
4.7               Indebtedness
4.14              Pay taxes (except as provided therein)
4.19              Dividends.  Investments.  Other
                  Corporate Actions
4.23              Affiliate Transactions
4.41              Financial Performance Covenants
Article 4         Reporting Requirements

      8.5 Failure to Perform Covenant or Liability (Grace Period). The failure by the Borrower, within Fifteen (15) Business Days following the earlier of the Borrower's knowledge of a breach of any other covenant or Liability (i.e., other than as identified in Section 8.4) or of its receipt of written notice from the Lender of the breach of any of such covenants or Liabilities, to cure such breach.

      8.6 Misrepresentation. The determination by the Lender that any representation or warranty at any time made by the Borrower to the Lender was not true or complete in all material respects when given.

      8.7 Acceleration of Other Debt. Breach of Lease. The occurrence of any event such that any post-petition Indebtedness of the Borrower to any creditor other than the Lender could be accelerated or, without the consent of the Borrower, any Lease could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

      8.8 Default Under Other Agreements. The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document) between the Lender and the Borrower or instrument given by the Borrower to the Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the Lender may not have exercised all or any of its rights on account of such breach or default).

      8.9 Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral with a value in excess of $750,000.00 or more.

      8.10 Attachment. Judgment. Restraint of Business. The service of process upon the Lender or any Participant seeking to attach, by trustee or other process, any funds of the

Borrower on deposit with, or assets of the Borrower in the possession of, the Lender or such Participant in excess of $100,000.00.

            (a) The entry of any judgment against the Borrower, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) Business Days of its entry.

            (b) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course, unless the same has been appealed by the Borrower and is being diligently pursued and the effectiveness of the order has been stayed pending the outcome of the appeal.

      8.11 Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any material property or material amount of cash of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

      8.12 Challenge to Loan Documents.

            (a) Any challenge by or on behalf of the Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

            (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

      8.13 Change in Control. Any Change in Control.

      8.14 Modification of Borrowing Order. The entry of an order in the Bankruptcy Case which stays, modifies, or reverses any Borrowing Order or which otherwise materially adversely affects, as determined by the Lender in its reasonable discretion, the effectiveness of any Borrowing Order.

      8.15 Appointment of Trustee or Examiner. The appointment in the Bankruptcy Case of a trustee or of any examiner having expanded powers to operate all or any part of Borrower's business.

      8.16 Conversion of Bankruptcy Case. The conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code.

      8.17 Relief from Stay. The entry of any order which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code which permits any creditor, other than the Lender, to realize upon, or to exercise any right or remedy with respect to, any material asset of Borrower or to terminate any license, franchise, or similar agreement, where the exercise of such right or remedy or such realization or termination could have a material adverse effect on Borrower's financial condition or ability to conduct its business in the ordinary course.

      8.18 Super Priority Claim. The filing of any application shall be filed by the Borrower without the express written consent of the Lender for the approval of any super-priority claim in the Bankruptcy Case which is pari passu with or senior to the priority of the claims of the Lender for the Liabilities, or there shall arise any such super-priority claim under the Bankruptcy Code.

      8.19 Payment of Pre-Petition Indebtedness. The payment or other discharge by the Borrower of any pre-petition Indebtedness, except as expressly permitted hereunder, or except with respect to payments authorized by an order of the Bankruptcy Court to which the Lender has provided its express written consent.

      8.20 Adequate Protection to Third Parties. The entry of any order in the Bankruptcy Case which provides adequate protection, or the granting by the Borrower of similar relief in favor of any one or more of the Borrower's pre-petition creditors without the consent of the Lender, or the subsequent expansion or modification of any such adequate protection or relief without the consent of the Lender.

      8.21 Breach of Borrowing Order. The failure of the Borrower to comply with each and all of the terms and conditions of any Borrowing Order.

      8.22 Adverse Bankruptcy Orders. The filing of any motion by the Borrower (or by any party in interest or any committee appointed in the Bankruptcy Case) seeking: (i) except to the extent in favor of Senior Creditor, to obtain working capital or other financing for the Borrower from any Person other than the Lender, (ii) except to the extent in favor of Senior Creditor, to grant a lien on, or security interest in any of the Collateral, other than with respect to this Agreement, (iii) to use any of the Collateral pursuant to Section 363(c) of the Bankruptcy Code without the prior written consent of the Lender, (iv) to recover from any portion of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or
(v) to dismiss the Bankruptcy Case.

      8.23 Confirmed Plan. The entry of an order confirming a Plan that does not require repayment in full in cash of all Liabilities on the effective date of such Plan.

                                   ARTICLE IX

                        RIGHTS AND REMEDIES UPON DEFAULT:

      9.1 Acceleration. During the existence of any Event of Default, the Lender may declare all Liabilities of the Borrower to the Lender to be immediately due and payable and may exercise all of the Lender's Rights and Remedies (as defined below) as the Lender from time to time thereafter determines as appropriate.

      9.2 Rights of Enforcement. The Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

            (a) To give notice to any bank at which any Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Lender.

            (b) To give notice to any of the Borrower's customs brokers to follow the instructions of the Lender as provided in any written agreement or undertaking of such broker in favor of the Lender.

            (c) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

            (d) To take possession of all or any portion of the Collateral.

            (e) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

            (f) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

            (g) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

            (h) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

      9.3 Sale of Collateral.

            (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender's disposition of the Collateral.

            (b) In connection with the Lender's exercise of the Lender's Rights and Remedies, including without limitation, the conduct of any sale or other disposition of the Collateral in accordance with the terms and conditions of this Agreement, and in furtherance of Section 362 of the Bankruptcy Code, all parties and persons of every nature and description, including, but not limited to, landlords, utilities, governmental agencies, sheriffs, marshals, and other public officers, creditors, and all those acting for or on their respective behalf, are precluded from taking any action affecting property of the Borrower's estate, including without limitation, the Collateral and the Lender's rights therein and remedies with respect thereto.

            (c) The Lender, in the exercise of the Lender's rights and remedies upon default, may conduct one or more going out of business sales, in the Lender's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Lender or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

            (d) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Borrower such notice as may be practicable under the circumstances), the Lender shall give the Borrower at least ten (10) days prior notice, by authenticated record, of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Lender's rights and remedies upon default.

            (e) The Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

            (f) If any of the Collateral is sold, leased, or otherwise disposed of by the Lender on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Lender.

            (g) The Lender shall apply the proceeds of the Lender's exercise of its rights and remedies upon default pursuant to this Article 9 in such manner, and with such frequency, as the Lender determines.

      9.4 Occupation of Business Location. In connection with the Lender's exercise of the Lender's rights under this Article 9, the Lender may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Lender be liable to the Borrower for use or occupancy by the Lender of any premises pursuant to this Article 6, nor for any charge (such as wages for the Borrower's employees and utilities) incurred in connection with the Lender's exercise of the Lender's Rights and Remedies.

      9.5 Grant of Nonexclusive License. The Borrower hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Lender's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

      9.6 Assembly of Collateral. The Lender may require the Borrower to assemble the Collateral and make it available to the Lender at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Lender and the Borrower.

      9.7 Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the "Lender's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender's Rights and Remedies. No waiver by the Lender of any of the Lender's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Lender's Rights and Remedies may be exercised at such time or times and in such order of preference as the Lender may determine. The Lender's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

      9.8 Borrower's Exercise of Lender's Rights and Remedies. In lieu of the exercise by the Lender of any or all of the Lender's Rights and Remedies, the Lender may require, and upon request by the Lender the Borrower shall, undertake to liquidate the Collateral on behalf of the Lender in such manner as the Lender may require. Such liquidation may be effected through a partial or chain-wide store closing sale in a manner consistent with the foregoing enumeration of the Lender's Rights and Remedies, and as otherwise permitted by the Bankruptcy Court.

            (a) The Lender may by written notice to the Borrower require the Borrower to:

                  (i) File a Motion seeking to retain one or more agents to
            sell, lease, or otherwise dispose of the Collateral on terms acceptable to the Lender.

                  (ii) File a Motion or Motions seeking to sell, assume, assign, or otherwise dispose of any or all of the Leasehold Interests pursuant to Sections 363 and 365 of the Bankruptcy Code, on terms acceptable to the Lender.

            (b) The Borrower shall file such Motion(s) within Ten (10) days of the Lender's request and shall diligently prosecute such Motion(s). If the Borrower fails to so file or diligently prosecute the Motion(s), the Lender may file a motion requesting authority to prosecute such Motion(s).

                                   ARTICLE X

                                    NOTICES:

      10.1 Notice Addresses. All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to Lender:                   Gryphon Master Fund, L.P.
                                100 Crescent Court
                                Suite 490
                                Dallas, Texas  75201
                                Attention: Ryan L. Vardeman
                                Fax:       214 871-6711
                                E-mail:    ryan@gryphonlp.com

With a copy to:                 Winstead Sechrest & Minick P.C.
                                5400 Renaissance Tower
                                1201 Elm Street
                                Dallas, Texas 75270
                                Attention: R. Michael Farquhar
                                Fax:       214 745-5390
                                E-mail:    mfarquhar@winstead.com

If to Borrower:                 Gadzooks, Inc.
                                4121 International Parkway
                                Carrollton, Texas  75007
                                Attention: James A. Motley
                                           Vice President, Chief Financial Officer
                                Fax:       972 662-4295

With a copy to:                 Akin, Gump, Strauss, Hauer & Feld, LLP
                                1700 Pacific Avenue, Suite 4100
                                Dallas, Texas  75201-4618
                                Attention: Eliot Raffkind, Esquire
                                Fax:       214 969-4343

      10.2 Notice Given.

            (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

                  (i) By mail: the sooner of when actually received or Three (3)
            Business Days following deposit in the United States mail, postage prepaid.

                  (ii) By recognized overnight express delivery: the Business
            Day following the day when sent.

                  (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

                  (iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

            (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

                                   ARTICLE XI

                                      TERM:

      11.1 Termination of Agreement. This Agreement shall remain in effect until the Termination Date, subject to survival of certain provisions of indemnity as herein provided.

      11.2 Actions On Termination.

            (a) On the Termination Date, the Borrower shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the following:

                  (i) The entire balance of the Loan Account (including the
            unpaid principal balance of the Loan).

                  (ii) Any payments due on account of the indemnification
            obligations included in this Agreement.

                  (iii) All unreimbursed costs and expenses of the Lender; for which the Borrower is responsible.

                  (iv) All other Liabilities.

            (b) The release by the Lender of the Collateral Interests granted the Lender by the Borrower hereunder may be upon such conditions and indemnifications as the Lender, in its discretion, reasonably may require, including the providing of cash collateral to address claims which could be asserted or charged against the Lender, all as determined by the Lender in its reasonable discretion.

                                  ARTICLE XII

                                    GENERAL:

      12.1 Protection of Collateral. The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender.

      12.2 Publicity. The Lender may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing (including reference in any "case study" of the creditor facility contemplated hereby) undertaken by the Lender.

      12.3 Successors and Assigns. This Agreement shall be binding upon the Borrower and the Borrower's representatives, successors, and assigns and shall enure to the benefit of the Lender and its successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In addition to any other assignment, which shall be to a commercial bank or other recognized commercial lending or similar financial institution with a combined capital and surplus of not less than $100,000,000.00, the Borrower acknowledges that the Lender may assign this Agreement and the Lender's rights hereunder to any Affiliate of the Lender at any time. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

      12.4 Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

      12.5 Amendments. Course of Dealing.

            (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Lender to the manner by which Borrowing Base is determined shall obligate the Lender to continue to determine Borrowing Base in that manner.

            (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender then by a duly authorized officer thereof).

      12.6 Power of Attorney. In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Lender (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

      12.7 Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion, consistent, however, with all applicable provisions of this Agreement. The Borrower shall remain liable for any deficiency remaining following such application.

      12.8 Increased Costs. If, as a result of any Requirement of Law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

            (a) subjects the Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Lender under this Agreement (except for taxes on the Lender based on net income or capital imposed by the jurisdiction in which the principal or lending offices of the Lender are located);

            (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of the Lender;

            (c) imposes on the Lender any other condition with respect to any Loan Document; or

            (d) imposes on the Lender a requirement to maintain or allocate capital in relation to the Liabilities;

            (e) and the result of any of the foregoing, in the Lender's reasonable opinion, is to increase the actual cost to the Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by the Lender in respect of any loan, advance or financial accommodation by an amount which the Lender deems to be material, then upon written notice from the Lender, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Lender, upon receipt of such notice, that amount which shall compensate the Lender for such additional cost or reduction in income; provided that the Lender shall use commercially reasonable efforts to minimize any such costs.

      12.9 Costs and Expenses of the Lender.

            (a) The Borrower shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements (including attorneys' reasonable fees and expenses) which are incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

            (b) The Borrower authorizes the Lender to pay all such fees and expenses and in the Lender's discretion, to add such fees and expenses to the Loan Account.

            (c) The undertaking on the part of the Borrower in this Section 12.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this
      Section 12.9.

      12.10 Copies and Facsimiles. Each Loan Document and all documents and papers which relates thereto which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

      12.11 Texas Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of the State of Texas.

      12.12 Consent to Jurisdiction.

            (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Bankruptcy Court.

            (b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower's address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

            (c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

            (d) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

            (e) The Borrower agrees that any action commenced by the Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Bankruptcy Court, and that such Court shall have exclusive jurisdiction with respect to any such action.

      12.13 Indemnification. The Borrower shall indemnify, defend, and hold the Lender and any Participant and any of their respective employees, officers, or agents (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities, including all costs, expenses, liabilities, and damages as may be suffered by any Indemnified Person in connection with (x) the Collateral; (y) the occurrence of any Event of Default; or (z) the exercise of any rights or remedies under any of the Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower, other than a termination, release, or discharge duly executed on behalf of the Lender which makes specific reference to this Section 913.

      12.14 Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

            (a) Unless otherwise specifically provided for herein (and then only to the extent so provided), interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

            (b) Words in the singular include the plural and words in the plural include the singular.

            (c) Unless otherwise specifically provided for herein or in a specific Loan Document (and then only to the extent so provided), as between the parties hereto or to any Loan Document, the definitions of the following terms, as included in the UCC, are deemed to be as follows for purposes of the performance of obligations arising under or in respect of any Loan Document:

                  (i) "Authenticate" means "signed".

                  (ii) "Record" means written information in a tangible form.

            (d) Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

            (e) The words "includes" and "including" are not limiting.

            (f) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

            (g) Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

            (h) The words "may not" are prohibitive and not permissive.

            (i) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

            (j) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

            (k) The term "Dollars" and the symbol "$" each refers to United States Dollars.

            (l) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

            (m) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

            (n) Except as otherwise specifically provided, all references to time are to Boston time.

            (o) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

                  (i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

                  (ii) The word "from" means "from and including".

                  (iii) The words "to" and "until" each mean "to, but
            excluding".

                  (iv) The word "through" means "to and including".

            (p) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 915 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

      12.15 Intent. It is intended that:

            (a) This Agreement take effect as a sealed instrument.

            (b) The scope of all Collateral Interests created by the Borrower to secure the Liabilities be broadly construed in favor of the Lender and that they cover all assets of the Borrower.

            (c) All Collateral Interests created in favor of the Lender at any time and from time to time secure all Liabilities, whether now existing or contemplated or hereafter arising.

            (d) All reasonable costs, expenses, and disbursements incurred by the Lender in connection with the Lender's relationship(s) with the Borrower shall be borne by the Borrower.

            (e) Unless otherwise explicitly provided herein, the Lender's consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Lender in its sole discretion and without reference to Section ? hereof.

      12.16 Participations. The Lender may sell participations in the Lender's interests herein to one or more financial institutions (each, a "Participant").

      12.17 Right of Set-Off. Any and all deposits or other sums at any time credited by or due to the Borrower from the Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Lender or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Lender.

      12.18 Pledges To Federal Reserve Banks. Nothing included in this Agreement shall prevent or limit the Lender, to the extent that the Lender is subject to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act (12 U.S.C. Section 341) from pledging all or any portion of that Lender's interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Lender from any of its obligations hereunder or under any of the Loan Documents.

      12.19 Maximum Interest Rate. Notwithstanding any other provision of any Loan Document, interest on the indebtedness evidenced by any Loan Document is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of any Loan Document or otherwise, shall the interest contracted for, charged or received by the Lender exceed the maximum amount permissible under Applicable Law. If from any circumstances whatsoever fulfillment of any provisions of any Loan Document or of any other document evidencing, securing or pertaining the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Lender shall ever receive anything of value as interest or deemed interest by Applicable Law under any Loan Document evidencing, securing or pertaining to the Indebtedness or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under the Loan Documents or on account of any indebtedness of the Borrower to the Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the Indebtedness, such excess shall be refunded to the Borrower. In determining whether or not the interest paid or payable with respect to the Indebtedness, under any specific contingency, exceeds the highest lawful rate, the Borrower and the Lender shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by Applicable Law, and/or (d) allocate interest between portions of such Indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by Applicable Law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of any Loan Document and all other agreements between the Borrower and the Lender.

      12.20 Waivers.

            (a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section (b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

            (b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

                  (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

                  (ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender's exercising of the Lender's rights upon default.

                  (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR
            CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONG OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

                  (iv) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

                  (v) Any claim to consequential, special, or punitive damages.

                  (vi) Any notice of the Lender's intent to accelerate the
            Liabilities.

                  (vii) Any notice of the acceleration of the Liabilities by the
            Lender.

      12.21 Subordination. Notwithstanding any provision contained in any Loan Document, all of the Lender's rights and remedies under the Loan Documents are subject to the terms of the Subordination Agreement.

                               [Signatures follow]

                            GADZOOKS, INC.,
                            DEBTOR AND DEBTOR-IN-POSSESSION
                            ("Borrower")

                            By:      /s/ Gerald R. Szczepanski
                               -------------------------------------------------
                            Print Name: Gerald R. Szczepanski
                            Title:   Chief Executive Officer

                            GRYPHON MASTER FUND, L.P.
                            ("Lender")

                            By:   Gryphon Partners, L.P., its General Partner

                                  By:   Gryphon Management Partners, L.P.,
                                        its General Partner

                                        By:   Gryphon Advisors, L.L.C.,
                                              its General Partner

                                              By:  /s/ Warren W. Garden
                                                 -------------------------------
                                                   Warren W. Garden,
                                                   Authorized Agent